EXHIBIT 12

             AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                 Nine
                                Months
                                Ended                      Years Ended December 31,
                               Sept. 30,   ---------------------------------------------------------
                                 1994         1993       1992        1991        1990        1989
                               ---------   ---------   ---------   ---------   ---------   ---------
EARNINGS:
  Net income (1) ............  $ 172,649   $ 202,219   $ 160,171   $ 135,837   $ 122,947   $ 100,398
  Interest expense ..........    292,882     368,986     378,679     375,349     389,203     372,526
  Implicit interest in rents.      9,097      10,887       8,643       7,371       7,193       7,299
  Income taxes ..............    104,149     124,884      99,192      82,458      72,809      64,159
                               ---------   ---------   ---------   ---------   ---------   ---------
Total earnings ..............  $ 578,777   $ 706,976   $ 646,685   $ 601,015   $ 592,152   $ 544,382
                               =========   =========   =========   =========   =========   =========
FIXED CHARGES:
  Interest expense ..........  $ 292,882   $ 368,986   $ 378,679   $ 375,349   $ 389,203   $ 372,526
  Implicit interest in rents.      9,097      10,887       8,643       7,371       7,193       7,299
                               ---------   ---------   ---------   ---------   ---------   ---------
Total fixed charges .........  $ 301,979   $ 379,873   $ 387,322   $ 382,720   $ 396,396   $ 379,825
                               =========   =========   =========   =========   =========   =========
RATIO OF EARNINGS TO
 FIXED CHARGES ..............        1.9         1.9         1.7         1.6         1.5         1.4

(1)  Before cumulative effect of accounting changes.